Exhibit 10.6

Pure Storage, Inc.

Restricted Stock Unit Grant Notice

(2015 Equity Incentive Plan)

Pure Storage, Inc.  (the “Company”), pursuant to Section 6(b) of the Company’s 2015 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”), the Restricted Stock Unit Award Agreement (the “Award Agreement”), including any special terms and conditions for Participant’s country set forth in the appendix attached to the Award Agreement as Exhibit A (the “Appendix”), and in the Plan, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units/Shares:

Vesting Schedule:	The shares subject to the Award shall vest as follows:

Issuance Schedule:	Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Mandatory Sale to Cover Withholding Tax:

As a condition to acceptance of this Award, to the greatest extent permitted under the Plan and applicable law, any withholding obligations for applicable Tax-Related Items (as defined in Section 10 of the Award Agreement) will be satisfied through the sale of a number of the shares of Common Stock subject to the Award as determined in accordance with Section 10 of the Award Agreement and the remittance of the cash proceeds of such sale to the Company.  Under the Award Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding obligation for Tax-Related Items.  It is the Company’s intent that the mandatory sale to cover withholding obligations for Tax-Related Items imposed by the Company on Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix), and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award with the exception, if applicable, of (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (ii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

By accepting this Award, Participant acknowledges having received and read this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan and agrees to all of the terms and conditions set forth in these documents.  Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a Company Designee.

Pure Storage, Inc.		Participant

By:
	Signature		Signature

Title:		Date:

Date:
Attachments:	Restricted Stock Unit Award Agreement (including the Appendix) and 2015 Equity Incentive Plan

A copy of the 2015 Equity Incentive Plan Prospectus is located at:

https://sites.google.com/a/purestorage.com/hub/finance/stock/eip

Attachment I

Restricted Stock Unit Award Agreement

Pure Storage, Inc.

Restricted Stock Unit Award Agreement

(2015 Equity Incentive Plan)

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto as Exhibit A (the “Appendix” and, together with the Restricted Stock Unit Award Agreement, the “Agreement”), Pure Storage, Inc.  (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) pursuant to Section 6(b) of the Company’s 2015 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice.  Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan.  The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. Grant of the Award.  This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice.  As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company or a Company Designee, for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award.

2. Vesting.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, except in the case of your death.  Upon such termination of your Continuous Service (except in the case of your death), the Restricted Stock Units/shares of Common Stock credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.

If your Continuous Service terminates by reason of your death, vesting of your Award will be accelerated and the shares of Common Stock subject to your Award will be issued to your executor, the administrator of your estate or your legal heirs in accordance with Section 5(a) and Section 6 below.

For purposes of your Award, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any) effective as of the date that you cease to actively provide services to the Company or any Affiliate and will not be extended by any notice period (e.g., employment or service would not include any contractual notice or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Board shall have exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be providing services while on a leave of absence).

3. Number of Shares.  The number of Restricted Stock Units/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.  Any additional Restricted Stock Units, shares, cash or other property that become subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award.  Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3.  Any fraction of a share will be rounded down to the nearest whole share.

4. Compliance.  You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, including any state, federal and foreign laws, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. Transfer Restrictions.  Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5.  For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan.  The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a) Death.  Your Award is transferable by will and by the laws of descent and distribution.  At your death, your executor, the administrator of your estate or your legal heirs shall be entitled to receive, on behalf of your estate, the shares of Common Stock that vest upon your death in accordance with Section 2 above.

(b) Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6. Date of Issuance.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.  Subject to the satisfaction of any Tax-Related Items (as defined in Section 10 below), in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above).  The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.  In addition, if:

(i) the Original Issuance Date occurs during a “closed window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities when you are otherwise not permitted to sell shares of Common Stock on an established stock exchange or stock market  (for the avoidance of doubt, sales pursuant to a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Plan”) or pursuant to the mandatory “same day sale” commitment described in section 10(d) hereof shall be considered made at a time when you are permitted to sell shares of Common Stock on an established stock exchange or stock market for the purposes of this Section 6(b)(i)), and

(ii) either (1) Tax-Related Items do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax-Related Items by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to pay your Tax-Related Items in cash or withhold such Tax-Related Items from other compensation otherwise payable to you by the Company or the Employer (as defined in Section 10 below), then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c) The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7. Dividends.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment.

8. Restrictive Legends.  The shares of Common Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.

9. Execution of Documents.  You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement.  You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10. Responsibility for taxes.

(a) You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery or sale of any shares of Common Stock and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.   You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax-Related Items arising from your Award or your other compensation.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or  the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  Specifically, pursuant to Section 10(d) below, you have agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have (except in the case of Officers, as set forth below) irrevocably agreed to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy any withholding obligations for Tax-Related Items and whereby the FINRA Dealer has committed to forward the proceeds necessary to satisfy any withholding obligations for Tax-Related Items directly to the Company and/or the Employer.  If, for any reason, such “same day sale” commitment pursuant to Section 10(d) does not result in sufficient proceeds to satisfy any withholding obligations for Tax-Related Items, or you are an Officer and have provided notice to the Company at least five business days prior to a vesting date of your election to opt out of the “same day sale” commitment under Section 10(d) with respect to such vesting date, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) withholding from your wages or other cash compensation paid to you by the Company or the Employer; (ii) withholding a number of shares of Common Stock having a fair market value determined by the Company as of the date of the relevant taxable or tax withholding event, as applicable, that are otherwise deliverable to you upon settlement; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure be subject to the express prior approval of the Compensation Committee;

or (iv) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company).

(c) Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(d) You hereby acknowledge and agree to the following:

(i) I hereby appoint Morgan Stanley Smith Barney LLC (or any successor agent determined by the Company) as my agent (the “Agent”), and authorize the Agent to:

(1) Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which shares of Common Stock underlying my Restricted Stock Units vest and are issued, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those shares sufficient to generate proceeds to cover (1) any withholding obligations for Tax-Related Items arising in connection with the Award, and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(2) Remit any remaining funds to me.

(ii) I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock underlying my Restricted Stock Units that must be sold pursuant to this Section 10(d).

(iii) I understand that the Agent may effect sales as provided in this Section 10(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account.  In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 10(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, (iii) rules governing order execution priority on the national exchange where the Common Stock may be traded or (iv) applicable law restricting such sale.  In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all Tax-Related Items that are required by applicable laws and regulations to be withheld.

(iv) I acknowledge that regardless of any other term or condition of this Section 10(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(d).  The Agent is a third-party beneficiary of this Section 10(d).

(vi) This Section 10(d) shall terminate not later than the date on which all Tax-Related Items arising in connection with the Award have been satisfied.

(vii) Officers may, on notice delivered five or more business days prior to a vesting date, opt out of the “same day sale” commitment under this Section 10(d) with respect to such vesting date provided alternate arrangements acceptable to the Company to satisfy any withholding obligation for Tax-Related Items have been made, as described in Section 10(a).

(viii) I hereby authorize the Company to appoint a successor Agent should Morgan Stanley Smith Barney LLC (or its successor) resign as Agent or be replaced by the Company.

(e) You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  You acknowledge and agree that the Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with the your obligations in connection with the Tax-Related Items.

11. Award not a Service Contract.

(a) Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company, the Employer or any other Affiliate; (ii) constitute any promise or commitment by the Company, the Employer or any other Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or the Employer of the right to terminate you at any time and without regard to any future vesting opportunity that you may have.

(b) The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of the Employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  This Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee or Consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a reorganization.

12. Nature of Grant.  In accepting your Award, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards (whether on the same or different terms), or benefits in lieu of an Award, even if an Award has been granted in the past;

(c) all decisions with respect to future awards of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of the grant, the number of shares of Common Stock subject to the grant, and the vesting provisions applicable to the grant;

(d) you are voluntarily participating in the Plan;

(e) the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the shares of Common Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(j) neither the Company nor any Affiliate shall be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement; and

(k) the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate.

13. No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14. Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, Employer, the Company and any other Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and  the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company, Morgan Stanley Smith Barney LLC and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Company or any Affiliate will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15. Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.  You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16. Notices.  Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	Pure Storage, Inc.
Attn: Head of Stock Administration
650 Castro Street, Suite 401
Mountain View, CA 94041-2155 USA

Participant:	Your address as on file with the Company at the time notice is given

17. Headings.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

18. Miscellaneous.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule~~s~~ or regulation (the “Lock-Up Period”).  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 16(c).  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 16(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(d) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19. Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The U.S.  Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

20. Language.  If you have received this Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Insider Trading Restrictions/Market Abuse Laws.  You acknowledge  that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

22. Appendix.  Notwithstanding any provisions in this Restricted Stock Unit Award Agreement, your Award shall be subject to the special terms and conditions for your country set forth in the Appendix attached hereto as Exhibit A.  Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Restricted Stock Unit Award Agreement.

23. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Governing Law/Venue.  This Agreement, is governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, including its Exhibit, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this grant is made and/or to be performed.

25. Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

26. Other Documents.  You acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

27. Amendment.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company.  Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent.  Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

28. Compliance with Section 409A of the Code.  This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4).  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code.  Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

* * * * *

This Restricted Stock Unit Award Agreement shall be deemed to be signed by the

Company and by you upon your signing or otherwise by your acceptance of the Restricted Stock

Unit Grant Notice to which it is attached.

Exhibit A

Appendix to Restricted Stock Unit Award Agreement

Special Terms and Conditions for Employees outside the United States

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Restricted Stock Unit Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside and/or work in one of the countries listed below.  If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control, and other laws in effect in the respective countries as of March 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or you sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the notifications contained herein may not be applicable to you in the same manner.

Australia

Terms and Conditions

Breach of Law.  Notwithstanding anything else in the Plan or the Restricted Stock Unit Award Agreement, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Notifications

Securities Law Information.  The grant of the Award is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units to Australian Resident Employees, which was distributed with the Grant Notice, this Agreement and any other Plan documents.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.  You understand that the Australian bank assisting with the transaction may file the report on your behalf.  If there is no Australian bank involved in the transfer, you will be required to file the report.  You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in Australia.

Austria

Notifications

Exchange Control Information.  If you hold shares of Common Stock acquired under the Plan outside Austria (even if held outside of Austria with an Austrian bank), you understand that you may need to submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.”  An exemption applies if the value of the shares of Common Stock held outside Austria as of December 31 does not exceed €5,000,000 or the value of the shares as of any quarter does not exceed €30,000,000.  If the former threshold is exceeded, annual reporting obligations are imposed, whereas if the latter threshold is exceeded, quarterly reports must be submitted.  The deadline for filing the annual report is January 31 of the following year and the deadline for the quarterly report is the 15th of the month following the end of the respective quarter.

When the shares of Common Stock are sold or dividends are paid on such shares of Common Stock, there may be exchange control obligations if the cash received is held outside Austria, as a separate reporting requirement applies to any non-Austrian cash accounts.  If the transaction volume of all of your cash accounts abroad exceeds €10,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”  If the transaction value of all cash accounts abroad is less than €10,000,000, no ongoing reporting requirements apply.

Brazil

Terms and Conditions

Compliance with Law.  By accepting the Award and accepting the terms of the Agreement, you acknowledge and agree to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Notifications

Exchange Control Information.  If you are a Brazilian resident, you must submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$100,000 or more.    If the aggregate value of such assets and rights is US$100,000,000 or more, the declaration is required quarterly.  Assets and rights that must be reported include shares of Common Stock acquired under the Plan.  You should consult with a personal advisor to ensure compliance with the applicable exchange control requirements.

Tax on Financial Transaction (IOF).  Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers,  may be subject to the Tax on Financial Transactions.  It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan.  You should consult with your personal tax advisor for additional details.

Canada

Terms and Conditions

Termination of Continuous Service.  This provision replaces the last paragraph of Section 2 of the Restricted Stock Unit Award Agreement:

For purposes of your Award, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any) effective as of the date that is the earlier of (1) the date of termination of your Continuous Service; (2) the date on which you receive written notice of such termination; or (3) the date you no longer actively provide services to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to, statutory law and/or common law);  the Board shall have the exclusive jurisdiction to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be employed or providing services while on a leave of absence).

The following provisions apply only if you reside in Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Consent.  This provision supplements Section 14 of the Restricted Stock Unit Award Agreement:

You authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan.  You further authorize the Company and any Affiliate, Morgan Stanley Smith Barney LLC and any other stock plan service provider or any designated third party that may be selected by the Company in the future to assist with the Plan to disclose and discuss the Plan with their advisors.  You also authorize the Company and any Affiliate to record such information and to keep such information in your employee file.

Notifications

Securities Law Information.  You understand that you are permitted to sell shares of Common Stock acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

Foreign Asset/Account Reporting Information.  If you are a Canadian resident, you may be required to report your foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year.  Foreign property includes shares of Common Stock acquired under the Plan, and may include the Restricted Stock Units.  The Restricted Stock Units must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other foreign property you hold.  If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock.  The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares.  The form T1135 generally must be filed by April 30 of the following year.  You should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

France

Terms and Conditions

Language Acknowledgement.  You confirm having read and understood the documents relating to the Plan, including the Agreement with all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée.  Vous confirmez avoir lu et compris le Plan et cette convention («Agreement») et les Terms et Conditions, incluant tous leurs terms et conditions, qui ont été transmis en langue anglaise.  Vouz acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Award Type.  The Restricted Stock Units are not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information.  If you are a French resident and maintain a foreign bank account, you must report such account to the French tax authorities when filing your annual tax return.  Failure to comply with this requirement could trigger significant penalties and you should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

Germany

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank).  In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received.  The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de), in both German and English.  You are responsible for making this report.

Hong Kong

Terms and Conditions

Sale Restriction.  Shares of Common Stock received at vesting of the Award are accepted as a personal investment.  Notwithstanding anything contrary in the Agreement or the Plan, in the event the Award vests such that shares are issued to you within six months of the Date of Grant, you agree that you will not offer to the public or otherwise dispose of any shares acquired prior to the six-month anniversary of the Date of Grant.

Securities Law Information.  WARNING: You understand that the contents of the Agreement, the Plan and other incidental communication materials have not been reviewed by any regulatory authority in Hong Kong.  You should exercise caution in relation to the Restricted Stock Units.  If you are in any doubt about any of the contents of the Plan, you should obtain independent professional advice.  You understand that neither this Award nor the issuance of shares of Common Stock upon vesting of the Restricted Stock Units constitutes a public offer of securities under Hong Kong law and is available only to Employees, Consultants or Directors of the Company and its Affiliates.  You understand that the Agreement, the Plan and other incidental communication materials that you may receive (i) are not intended to constitute a “prospectus” for a public offering of securities under applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each Employee, Consultant or Director of the Company or Affiliate and may not be distributed to any other person.

Ireland

Notifications

Director Notification Obligation.  Directors, shadow directors or secretaries of an Irish Affiliate whose interest in the Company represents more than 1% of the Company’s voting share capital must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Unit granted under the Plan, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).

Italy

Data Privacy Notice.  The following provisions replace Section 14 of the Restricted Stock Unit Award Agreement:

You understand that that the Company and the Employer may hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships you hold in the Company, details of the Plan or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of managing and administering the Plan.

You also understand that providing the Company with the Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.  The Controller of personal data processing is Pure Storage, Inc., with registered offices at 650 Castro Street, Suite #260, Mountain View, California, United States f America, and, pursuant to Legislative Decree no.  196/2003, its representative in Italy is Pure Storage Italy, SRL with registered address at Via Alfredo Tornaghi 59, Cassano D’Adda, CAP 20062, Milan, Italy.

You understand that your Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan.  You further understand that the Company and any Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan.  You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no.  196/2003.

The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  You understand that, pursuant to Section 7 of the Legislative Decree no.  196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of your Data and cease, for legitimate reason, the Data processing.  Furthermore, you are aware that your Data will not be used for direct marketing purposes.  In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Acknowledgement.  You acknowledge having specifically and expressly approved and agreed to the following sections of the Restricted Stock Unit Award Agreement: Section 4 (Compliance), Section 10 (Responsibility for Taxes), Section 12 (Nature of Grant), Section 13 (No Advice Regarding Grant), Section 20 (Language), Section 22 (Appendix), Section 23 (Imposition of Other Requirements), Section 24 (Governing Law/Venue) and the Data Privacy Notice set forth above.

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (such as cash and shares of Common Stock) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due.  The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad.  You are advised to consult a personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset Tax Information.  The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax.  Such tax is currently levied at an annual rate of 2 per thousand (0.2%).  The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.

Japan

Foreign Asset/Account Reporting Information.  Japanese residents are required to report details of any assets held outside of Japan as of December 31, including shares of Common Stock acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report will be due by March 15 each year.  You are responsible for complying with this reporting obligation if applicable to you and you should consult your personal tax advisor in this regard.

Malaysia

Terms and Conditions

Data Privacy.  The following provisions replace in its entirety Section 14 of the Restricted Stock Unit Award Agreement:

As a condition of the grant of this Award, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employer, the Company and any other Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of managing and administering the Plan.

You acknowledge that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service providers or brokers as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan.  You accept  that these recipients may be located in the United States or the European Economic Area and that the recipient’s country may have different data privacy laws and protections than your country.  You authorize the Company, Morgan Stanley Smith Barney LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data to Morgan Stanley Smith Barney LLC or any other third party with whom you may elect to deposit any shares of Common Stock acquired upon settlement of this Award, as such Data may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf.  You understand  Data will be held only as long as necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost to you, by contacting your local human resources representative, Susan Newton, at +65 81688039 or susan@purestorage.com.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or later seek to revoke consent, your employment status or service with the Company or the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant you Restricted Stock Units or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Data Privacy.  Peruntukkan-peruntukkan berikutnya menggantikan secara keseluruhan Seksyen 14 Perjanjian Saham Unit Terbatas:

Sebagai syarat pemberian Anugerah ini, anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi seperti yang diterangkan dalam perenggan ini oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan mana-mana Syarikat Induk untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan.

Anda memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang anda, termasuk  nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain (contohnya nombor pendaftaran penduduk), gaji, kewarganegaraan, jawatan, apa-apa syer dalam Saham Biasa atau jawatan pengarah yang dipegang di Syarikat, butir-butir semua Unit Saham Terbatas atau apa-apa hak  kepada Saham Biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda (“Data”), untuk tujuan eksklusif bagi menguruskan dan mentadbir Pelan.

Anda mengakui bahawa Data akan dipindahkan kepada Morgan Stanley Smith Barney LLC, atau pembekal perkhidmatan pelan saham atau broker lain yang mungkin ditetapkan oleh Syarikat pada masa depan yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan.  Anda menerima bahawa penerima-penerima ini mungkin berada di Amerika Syarikat atau Kawasan Ekonomi Eropah dan bahawa negara penerima-penerima mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda.  Anda memberi kuasa kepada Syarikat, Morgan Stanley Smith Barney LLC dan mana-mana penerima-penerima yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan, termasuk pemindahan Data kepada Morgan Stanley Smith Barney LLC atau pihak ketiga lain dengan siapa anda mungkin memilih untuk mendepositkan apa-apa syer dalam Saham Biasa yang dimiliki atas penyelesaian Anugerah ini, kerana Data tersebut mungkin diperlukan untuk pentadbiran Pelan dan / atau pegangan syer dalam saham biasa seterusnya bagi pihak anda.  Anda memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan.  Anda memahami bahawa anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan yang perlu dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos kepada anda, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda, Susan Newton, +65 81688039, susan@purestorage.com.  Selanjutnya, anda memahami bahawa anda memberi persetujuan ini secara sukarela.  Sekiranya anda tidak bersetuju, atau kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan anda dengan Syarikat atau Majikan tidak akan terjejas; satunya akibat jika tidak bersetuju atau menarik balik persetujuan adalah bahawa Syarikat tidak akan dapat menganugerahkan kepada anda Unit-unit Saham Terbatas atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah tersebut.  Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan.  Untuk maklumat lanjut mengenai akibat keengganan untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

Notifications

Director Notification Obligation.  If you are a director of a Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act.  Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., Restricted Stock Units or shares of Common Stock) in the Company or any related company.  Such notifications must be made within fourteen days of receiving or disposing of any interest in the Company or any Affiliate.

Mexico

Terms and Conditions

Acknowledgement of the Agreement.  In accepting the Award, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.  You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section 12 of the Restricted Stock Unit Award Agreement, in which the following is clearly described and established:

a)	That your participation in the Plan does not constitute an acquired right.
b)	That the Plan and your participation in the Plan is offered by the Company on a wholly discretionary basis.
c)	That your participation in the Plan is voluntary.
d)	That the Company and its subsidiaries are not responsible for any decrease in the value of the shares of Common Stock granted under the Plan.

Labor Law Policy and Acknowledgement.  By participating in the Plan, you expressly recognize that the Company, Pure Storage, Inc., with registered offices at 650 Castro Street, Suite #260, Mountain View, California, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis.  Based on the foregoing, you expressly recognize that the Plan and any benefits you may derive from participation in the Plan do not establish any rights between you and the Employer or any other Affiliate, and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination will not constitute a change or impairment of the terms and conditions of the your employment.

You further understand that participation in the Plan is as a result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue the your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Affiliates, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Spanish Translations:

Reconocimiento de la Política.  Derivado de mi aceptación, reconozco que he recibido una copia del Plan, he revisado el mismo y el Convenio en su totalidad y comprendo y estoy de acuerdo con los todas las disposiciones tanto del Plan como del Convenio.  Asimismo, reconozco que he leído y específica y expresamente manifiesto mi conformidad con los términos y condiciones establecidos en el Capitulo 13 de dicho Convenio, en el cual se establece claramente que:

a)	Mi participación en el Plan de ninguna manera constituye un derecho adquirido.
b)	Que el Plan y mi participación en el mismo es una oferta por parte de la Compañía de forma completamente discrecional.
c)	Que mi participación en el Plan es voluntaria.
d)	Que la Compañía y sus Afiliados no son responsables de cualquier pérdida en el valor de participaciones en Acciones Ordinarias otorgadas mediante el Plan.

Política de Legislación Laboral y Acuse de Recibo.  Al participar en el Plan, Ud.  expresamente reconoce que la Compañía, Pure Storage, Inc., con oficinas registradas en 650 Castro Street, Suite #260, Mountain View, California, Estados Unidos de América, únicamente es responsable de la administración del Plan y que la participación suyo en el Plan y la adquisición de participaciones en Acciones Ordinarias no constituye una relación de trabajo entre Ud.  y la Compañía, por causa que Ud.  está participando en el Plan en una base enteramente comercial.  Con base en lo anterior, Ud.  expresamente reconoce que el Plan y cualquier prestación que pueda recibir de la participación en el Plan no establece derecho alguno entre Ud.  y el Patrón, o cualquier otro Afiliado, y no forma parte de las condiciones de trabajo y/o prestaciones provistas por el Patrón, y que cualquier modificación al Plan o la terminación del mismo no constituirán un cambio o deterioro de las condiciones de su trabajo.

A su vez, Ud.  comprende que la participación en el Plan se da como resultado de una decisión unilateral y discrecional de la Compañía; por lo que la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en cualquier momento y sin ninguna responsabilidad hacia Ud.

Finalmente, Ud.  en este acto declara que no se reserva ninguna acción o derecho para intentar reclamación alguna en contra de la Compañía por cualquier compensación o daños relacionada con cualquier provisión del Plan o de los beneficios derivados del mismo, por lo que Ud.  otorga el más amplio y completo finiquito a la Compañía, sus Afiliados, sus accionistas, directivos, agentes o representantes legales en relación a cualquier reclamación que pueda presentarse.

Netherlands

Notifications

New Zealand

Terms and Conditions

Securities Law Information.  Restricted Stock Units are granted in reliance upon the exemptions available under the Securities Act (Overseas Employee Share Purchase Schemes) Exemption Notice 2002.  Accordingly, you are hereby notified that the following documents are available for your review on the Company intranet site or are available upon request to your local human resources representative: (1) a description of the Plan and its terms and conditions (i.e., the Plan prospectus), and (2) the most recent annual report and quarterly reports of the Company.

In addition, the Form S-8 registration statement filed with the Securities and Exchange Commission under the Securities Act 1933 of the United States (together with the documents incorporated by reference) is available at http://www.sec.gov/cgi-bin/browse-edgar?company=pure+storage&owner=exclude&action=getcompany or upon oral or written request, or online at emailed to stockadmin@purestorage.com.  You acknowledge and agree that you may direct any requests to your local human resources representative.  The documents incorporated by reference in the Form S-8 registration statement currently include the Plan document.  You also may make a separate request (unrelated to the Form S-8) for a copy of the Plan document at any time.

The documents incorporated by reference into the Form S-8 are updated periodically.  At the time of your request, the Company will provide you with the most recent documents incorporated by reference into the Form S-8.

Singapore

Terms and Conditions

Sale Restriction.  The following provision supplements Section 5 of the Restricted Stock Unit Award Agreement:

You hereby agree that any shares of Common Stock received at settlement will not be offered for sale in Singapore prior to the six-month anniversary Date of Grant, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Securities Law Information.  You acknowledge and agree that the Restricted Stock Units are being granted in reliance on section 273(1)(f) of the SFA and are not granted to you with a view to the Restricted Stock Units or the underlying shares of Common Stock being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Notifications

Chief Executive Officer/Director Notification Obligation.  You acknowledge and agree that if you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., shares of Common Stock) in the Company or any Affiliate.  In addition, you must notify the Singapore Affiliate when you sell shares of Common Stock or shares of any Affiliate (including when you sell shares of Common Stock acquired at vesting).  These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate.  In addition, a notification of your interest in the Company or any Affiliate must be made within two business days of becoming the CEO or a director.

South Africa

Terms and Conditions

Securities Law Information.  In compliance with South African Securities Law, you acknowledge that you have been notified that the documents listed below are available for your review at the addresses listed below:

1.	Pure Storage, Inc.’s most recent annual financial statements – http://www.sec.gov/Archives/edgar/data/1474432/000119312515326779/d895532ds1a.htm
2.	Pure Storage, Inc.’s most recent Plan prospectus – https://sites.google.com/a/purestorage.com/hub/home?pli=1, under Stock Administration, 2015 EIP

You acknowledge that you may have a copy of the above documents sent to you, without fee, on written request being emailed to Pure Storage, Inc.  at stockadmin@purestorage.com.

Tax Alert.  By accepting the Award, you agree to notify the Employer of the amount of any gain you realize upon vesting and settlement of your Award.  If you fail to advise the Employer of the gain realized upon vesting and settlement, you may be liable for a fine.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information.  You are responsible for ensuring compliance with all exchange control laws in South Africa in connection with your participation in the Plan.

Because exchange control regulations are subject to frequent change, you should consult your personal legal advisor prior to the acquisition or sale of shares of Common Stock to ensure your compliance with current regulations.

South Korea

Notifications

Exchange Control Information.  Korean residents who realize US$500,000 or more from the sale of shares of Common Stock or the receipt of any dividends in a single transaction must repatriate the proceeds to Korea within three years of the sale or receipt.

Foreign Asset/Account Reporting Information.  Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during a calendar year.  You should consult with your personal tax advisor to determine your personal reporting obligations.

Spain

Terms and Conditions

Nature of Grant.  The following provisions supplement Section 12 of the Restricted Stock Unit Award Agreement:

In accepting the Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand and agree that, unless otherwise provided in the Agreement, the vesting and settlement of the Award is expressly conditioned on your Continuous Service such that if your employment or rendering of services terminates for any reason whatsoever, your Award will cease vesting immediately effective as of the date of such termination for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and  under Article 10.3 of the Royal Decree 1382/1985.  Consequently, upon termination for any of the above reasons, you will automatically lose any rights to Restricted Stock Units granted to you that were unvested on the date of termination, as described in the Agreement.

You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant Restricted Stock Units under the Plan to certain individuals who may be Employees, Consultants or Directors of the Company or an Affiliate throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or an Affiliate on an ongoing basis, other than as set forth in the

Agreement.  Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any shares of Common Stock acquired upon vesting of the Restricted Stock Units are not a part of any employment or service contract (either with the Company or an Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever.  Further, you understand that the Restricted Stock Units would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the Restricted Stock Units shall be null and void.

Notifications

Securities Law Information.  You understand that the Restricted Stock Units and the shares of Common Stock described in the Agreement do not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory.  This Agreement has not been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information.  You must declare the acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes.  You must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned.  In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), or you hold 10% or more of the share capital of the Company or other such amount that would entitle you to join the Board, in which case the filing is due within one month after the sale.

Foreign Asset/Account Reporting Information.  You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Common Stock acquired under the Plan) held in such accounts, and any transactions carried out with non-residents, if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000.  More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.  If neither the total balances nor the total transactions with non-residents during the relevant period exceeds €50,000,000, a summarized form of declaration may be used.

In addition, to the extent you hold shares and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, you will be required to report information on such assets on your tax return for such year.  After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000 as of each subsequent December 31.

Sweden

There are no country-specific terms.

Switzerland

Notifications

Securities Law Information.  You acknowledge that the Plan is not intended to be publicly offered in or from Switzerland.  Neither the Agreement  nor any other materials relating to the Award constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the Award may be publicly distributed nor otherwise made publicly available in Switzerland.

Taiwan

Terms and Conditions

Data Privacy.  The following provision supplements Section 14 of the Restricted Stock Unit Award Agreement:

You hereby acknowledge having read and understood the terms regarding the collection, processing and transfer of Data contained in Section 14 of the Restricted Stock Unit Award Agreement and, by participating in the Plan,  you agree to such terms.  In this regard, upon request of the Company or the Employer, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company that the Company and/or the Employer may deem necessary under applicable data privacy laws, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.

Notifications

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) into and out of Taiwan up to US$5,000,000 per year.  You understand that if you are a Taiwanese resident, and the transaction amount is TWD$500,000 or more in a single transaction, you may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.

Securities Law Information.  The Restricted Stock Units and the shares of Common Stock underlying the Restricted Stock Units are available only for Employees, Consultants or Directors of the Company and its Affiliates.  It is not a public offer of securities by a Taiwanese company.

Thailand

Notifications

Exchange Control Information.  You acknowledge that you are required to immediately repatriate the proceeds from the sale of shares of Common Stock or from any dividends paid on such shares of Common Stock to Thailand if the funds received in a single transaction are US$50,000 or more.  You also will be required to either convert such repatriated proceeds to Thai Baht or deposit the proceeds into a foreign currency deposit account within 360 days of repatriation.  You must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.  If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand.  You acknowledge that you should consult your personal legal advisor prior to taking any action with respect to remittance of proceeds related to the Plan into Thailand.  You are responsible for ensuring compliance with all exchange control laws in Thailand.

United Arab Emirates

Notifications

Securities Law Information.  Participation in the Plan is being offered only to Employees, Consultants and Directors of the Company and its Affiliates, and is in the nature of providing equity incentives to those providing services in the United Arab Emirates.  The Plan and the Agreement, are intended for distribution only to such participants and must not be delivered to, or relied on by, any other person.  You should conduct your own due diligence on the securities.  If you do not understand the contents of the Plan or the Agreement, you understand that you should consult an authorized financial adviser.  The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan, and neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement, nor taken any steps to verify the information set out therein and have no responsibility for such documents.

United Kingdom

Terms and Conditions

Responsibility for Taxes.  The following supplements Section 10 of the Restricted Stock Unit Award Agreement:

You must pay to the Company or the Employer any amount of income tax that the Company or the Employer may be required to account to Her Majesty’s Revenue and Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in Section 10 of the Restricted Stock Unit Award Agreement.  If payment or withholding of the income tax due is not made within ninety days of the end of the United Kingdom (“UK”) tax year in which the Taxable Event occurs, or such other period as required under UK law (the “Due Date”), you agree that the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective on the Due Date.  You agree that the loan will bear interest at the then-current HMRC Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Restricted Stock Unit Award Agreement.  If you fail to comply with your obligations in connection with the income tax as described in this section, the Company may refuse to deliver the shares of Common Stock acquired under the Plan.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S.  Securities Exchange Act of 1934, as amended), you  shall not be eligible for a loan from the Employer to cover income tax.  In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in Section 10 of the Restricted Stock Unit Award Agreement.

Attachment II

2015 Equity Incentive Plan